Exhibit 9

                           TRANSFER AGENCY AGREEMENT

     AGREEMENT dated as of       ,1989 between       (the "Fund"), a Maryland
corporation having its principal office and place of business at Eleven Greenway Plaza, Suite 1919, Houston, Texas 77046 and TBC SHAREHOLDER SERVICES, INC. (the "Transfer Agent"), a Massachusetts corporation with principal offices at 53 State Street, Boston, Massachusetts 02109.

                                        WITNESSETH:

     That for and in consideration of the mutual promises hereinafter set forth, the Fund and the Transfer Agent agree as follows:

     1. DEFINITIONS. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

          (a) "Articles of Incorporation" shall mean the Articles of Incorporation as now in effect and as the same may be amended form time to time;

          (b) "Authorized Person" shall be deemed to include the President, any Vice President, the Secretary or the Treasurer of the investment advisor of the Fund, or any other person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in a certificate furnished to the Transfer Agent pursuant to Section 5(d) or 5(e) hereof as may be received by the Transfer Agent from time to time;

          (c) "Commission" shall have the meaning given it in the 1940 Act;

          (d) "Custodian" refers to the custodian and any subcustodian of all securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such custodian;

          (e) "Directors" or "Board of Directors" refers to the duly elected Directors of the Fund;

          (f) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by the Transfer Agent from a person reasonably believed by the Transfer Agent to be an Authorized Person;

          (g) "Prospectus" shall mean the Fund's current prospectus and statement of additional information relating to the registration of the Fund's Shares under the Securities Act of 1933, as amended, and the 1940 Act;

          (h) "Shares" refers to shares of common stock of the Fund;

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          (i) "Shareholder" means a record owner of Shares;

          (j) "Written Instructions" shall mean a written communication signed by a person reasonably believed by the Transfer Agent to be an Authorized Person and actually received by the Transfer Agent; and

          (k) The "1940 Act" refers to the Investment Company Act of 1940 and the Rules and Regulations promulgated thereunder, all as amended from time to time.

     2. APPOINTMENT OF THE TRANSFER AGENT. The Fund hereby appoints and constitutes the Transfer Agent as transfer agent for its Shares and as shareholder servicing agent for the Fund, and the Transfer Agent accepts such appointment and agrees to perform the duties hereinafter set forth. If the Board of Directors, pursuant to the Articles of Incorporation, hereafter establishes and designates a new portfolio, the Transfer Agent agrees that it will act as transfer agent and shareholder servicing agent for such new portfolio in accordance with the terms set forth herein. The Board of Directors shall cause a written notice to be sent to the Transfer Agent to the effect that it has established a new portfolio and that it appoints the Transfer Agent as transfer agent and shareholder servicing agent for the new portfolio. Such written notice must be received by the Transfer Agent in a reasonable period of time prior to the commencement of operations of the new portfolio to allow the Transfer Agent, in the ordinary course of its business, to prepare to perform its duties for such new portfolio.

     3. COMPENSATION

          (a) The Fund will compensate the Transfer Agent for the performance of its obligations hereunder in accordance with the fees set forth in the written schedule of fees annexed hereto as Schedule A and incorporated herein. The Transfer Agent may, on the anniversary date of the initiation of services, propose increases in the fees provided in the Agreement. The amount of fee increase, per type of fee as described in Schedule A, nay not be increased in an amount greater than the sun of the percentage change in the Cost of Living Index (published by the U.S. Department of Labor) for the preceding year plus 5.0%. Any increase in fees must be accepted by the Fund and if not approved, and if no subsequent agreement is reached on a change in the compensation level of Schedule A, the Agreement shall continue at the previous level unless terminated by one of the parties. Schedule A does not include out-of-pocket disbursements of the Transfer Agent for which the Transfer Agent shall be entitled to bill the Fund separately.

          The Transfer Agent will bill the Fund as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with the Schedule A.

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     The Fund will promptly pay to the Transfer Agent the amount of such billing.

          Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule B and incorporated herein. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by the Transfer Agent in the performance of its obligations hereunder. Reimbursement by the Fund for expenses incurred by the Transfer Agent in any month shall be made as soon as practicable after the receipt of an itemized bill from the Transfer Agent.

          (b) The parties hereto will agree upon the compensation for acting as transfer agent for any portfolio hereafter established and designated at or before the time that the Transfer Agent commences serving as such for said portfolio, and such agreement shall be reflected in a written schedule of fees for that portfolio, dated and signed by an officer of each party hereto, which shall be attached to Schedule A of this Agreement and incorporated herein.

          (c) Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule A of this Agreement a revised Fee Schedule, dated and signed by an officer of each party hereto.

     4. DOCUMENTS. In connection with the appointment of the Transfer Agent, the Fund shall, on or before the date this Agreement goes into effect, but in any case, within a reasonable period of time for the Transfer Agent to prepare to perform its duties hereunder, furnish the Transfer Agent with the following documents:

          (a) A certified copy of the Articles of Incorporation, as amended;


          (b) A certified copy of the By-laws of the Fund, as amended;

          (c) A copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement;

          (d) If applicable, a specimen of the certificate for Shares of the Fund in the form approved by the Board of Directors, with a certificate of the Secretary of the Fund as to such approval;

          (e) All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund;

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          (f) A certified list of Shareholders of the Fund with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefor, and the number of Shares redeemed by the Fund;

          (g) An opinion of counsel for the Fund or General Counsel to the Fund's investment advisor with respect to the validity of the Shares and the status of such Shares under the Securities Act of 1933, as amended; and

          (h) A signature card bearing the signatures of any officer of the Fund or other Authorized Person who will sign Written Instructions.

     5. FURTHER DOCUMENTATION. The Fund will also furnish from time to time the following documents:

          (a) Each resolution of the Board of Director's authorizing the original issuance of Shares and the establishment and designation of any new portfolio;

          (b) The Registration Statement of the Fund and all pre-effective and post-effective amendments thereto filed with the Commission;

          (c) A certified copy of each amendment to the Articles of Incorporation and the By-laws of the Fund;

          (d) Certified copies of each vote of the Board of Directors designating Authorized Persons;

          (e) certificates as to any change in any officer or member of the Board of Director of the Fund;

          (f) Such other certificates, documents or opinions as the Transfer Agent deems to be appropriate or necessary for the proper performance of its duties hereunder.

     6. REPRESENTATIONS OF THE FUND. The Fund represents to the Transfer Agent that all outstanding Shares are validly issued, fully paid and non-assessable by the Fund. When Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus, such Shares shall be validly issued, fully paid and non-assessable by the Fund.

     In the event that the Board of Directors shall declare a distribution payable in Shares, the Fund shall deliver to the Transfer Agent written notice of such declaration signed on behalf of the Fund by an officer thereof, upon which the Transfer Agent shall be entitled to rely for all purposes, certifying
(i) the number of Shares involved, (ii) that all appropriate action has been taken, and (iii) that any amendment

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to the Articles of Incorporation of the Fund which may be required has been filed and is effective. Such notice shall be accompanied by an opinion of counsel for the Fund or General Counsel to the Fund's investment advisor relating to the legal adequacy and effect of the transaction.

     7. DUTIES OF THE TRANSFER AGENT. The Transfer Agent shall be responsible for administering and/or performing transfer agent functions; for acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares. The operating standards and procedures to be followed shall be determined from time to time by agreement between the Transfer Agent and the Fund and shall be expressed in a written schedule of duties of the Transfer Agent annexed hereto as Schedule C and incorporated herein.

     8. RECORD KEEPING AND OTHER INFORMATION. The Transfer Agent shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Section 31(a) of the 1940 Act and those records pertaining to the various functions performed by it hereunder which are set forth in Schedule C hereto. All records shall be available during regular business hours for inspection and use by the Fund. Where applicable, such records shall be maintained by the Transfer Agent for the periods and in the places required by Rule 31a-2 under the 1940 Act.

     Upon reasonable notice by the Fund, the Transfer Agent shall make available during regular business hours its facilities and premises employed in connection with the performance of its duties under this Agreement for reasonable visitation by the Fund, or any person retained by the Fund.

     9. OTHER DUTIES. In addition to the duties expressly set forth in Schedule C to this Agreement, the Transfer Agent shall perform such other duties and functions, and shall be paid. such amounts therefor, as may from time to time be agreed upon in writing between the Fund and the Transfer Agent. Such other duties and functions shall be reflected in a written amendment to Schedule C, dated and signed by an officer of each party hereto. The compensation for such other duties and functions shall be reflected in a written amendment to Schedule B pursuant to Section 3(c) hereof.

     10. RELIANCE BY TRANSFER AGENT; INSTRUCTIONS

          (a) The Transfer Agent will be protected in acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund. The Transfer Agent will also be protected in

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     processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund and the proper countersignature of the Transfer Agent.

          (b) At any time the Transfer Agent may apply to any Authorized Person of the Fund for Written Instructions and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for the Transfer Agent. Written Instructions requested by the Transfer Agent will be provided by the Fund within a reasonable period of time. In addition, the Transfer Agent, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given w them by any person representing or acting on behalf of the Find only if said representative is known by the Transfer Agent, or its officers, agents or employees, to be an Authorized Person. The Transfer Agent shall have no duty or obligation to inquire into, nor shall the Transfer Agent be responsible for, the legality of any act done by it upon the request-t or direction of an Authorized Person.

          (c) Notwithstanding any of the foregoing provisions of this Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

     11. ACTS OF GOD. ETC. The Transfer Agent will not be liable or responsible for delays or errors by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown beyond its control, flood or catastrophe, acts of God, insurrection, war, riots or failure beyond its control of transportation, communication or power supply.

     12. DUTY OF CARE AND INDEMNIFICATION. The Fund will indemnify the Transfer Agent against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the bad faith or negligence of the Transfer Agent, and arising out of, or in connection with, its duties on behalf of the Fund hereunder. In addition, the Fund will indemnify the Transfer Agent against and hold it harmless from any and all losses,

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claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit as a result of: (i) any action taken in accordance with Written or Oral Instructions, or any other instructions, or share certificates reasonably believed by the Transfer Agent to be genuine and to be signed, countersigned or executed, or orally communicated by an Authorized Person; (ii) any action taken in accordance with written or oral advice reasonably believed by the Transfer Agent to have been given by counsel for the Fund or its own counsel; or (iii) any action taken as a result of any error or omission in any record (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) delivered, or caused to be delivered by the Fund to the Transfer Agent in connection with this Agreement.

     In any case in which the Fund may be asked to indemnify or hold the Transfer Agent harmless, the Fund shall be advised of all pertinent facts concerning the situation in question and the Transfer Agent will use reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Fund. The Fund shall have the option to defend the Transfer Agent against any claim which may be the subject of this indemnification, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and satisfactory to the Transfer Agent, and thereupon the Fund shall take over complete defense of the claim and the Transfer Agent shall sustain no further legal or other expenses in such situation for which it seeks indemnification under this Section 12. The Transfer Agent will not confess any claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund's prior written consent. The obligations of the parties hereto under this Section shall survive the termination of this Agreement.

     13. TERM AND TERMINATION. (a) This Agreement shall become effective on the date first set forth above (the "Effective Date") and shall continue in effect from year to year thereafter as the parties may mutually agree.

          (b) Either party hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 180 days after the date of receipt of such notice. In the event such notice is given by the Fund, it shall be accompanied by a resolution of the Board of Directors, certified by the Secretary, electing to terminate this Agreement and designating a successor transfer agent or transfer agents or undertaking to make such designation at least 30 days prior to the effective date of such termination. Upon any termination, the Transfer Agent will deliver to such successor a certified list of

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     shareholders of the Fund (with names, addresses and taxpayer identification or Social Security numbers), an historical record of the account of each shareholder and the status thereof, and all other relevant books, records, correspondence, and other data established or maintained by the Transfer Agent under this Agreement in the form reasonably acceptable to the Fund, and will cooperate in the transfer of such duties and responsibilities, including provisions for assistance from the Transfer Agent's personnel in the establishment of books, records and other data by such successor or successors. This Agreement is not assignable without the express written consent of both parties. The term "assignment" for this purpose shall have the meaning attributed to it under Section 2(a)(4) of the 1940 Act, as amended. Assignment without consent shall be null and void.

          (c) Should the Fund decide to terminate this Agreement because of the Transfer Agent's material breach of contract or gross negligence, or should the Transfer Agent terminate this Agreement for any reason other than the failure of the Fund to observe the terms of the Agreement, the Transfer Agent agrees to use its best efforts to facilitate the conversion to a successor transfer agent, and to provide data files required for such conversion at no charge to the Fund. This provision shall in no way affect any liability of the Transfer Agent arising out of a breach of contract or gross negligence on the part of the Transfer Agent. Should the Transfer Agent terminate this Agreement because of the failure of the Fund to observe the terms of this Agreement, or should the Fund terminate this Agreement without cause, then upon termination hereof the Fund shall pay to the Transfer Agent such compensation as nay be due as of the date of such termination, and the Fund shall reimburse the Transfer Agent for its reasonable costs, expenses and disbursements incurred in the conversion to a new transfer agent.

     14. AMENDMENT. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

     15. SUBCONTRACTING. The Fund agrees that the Transfer Agent may, in its discretion and with the prior written consent of the Fund, subcontract for certain of the services described under this Agreement or the Schedules hereto; provided that the appointment of any such Agent shall not relieve the Transfer Agent of its responsibilities hereunder.

     16. USE OF TRANSFER AGENT'S NAME. The Fund shall not use the name of the Transfer Agent in any Prospectus, Statement of Additional Information, shareholders' report, sales literature or other material relating to the Fund in a manner not approved prior thereto in writing; provided, that the Transfer Agent hereby approves all reasonable uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the Commission or a state securities commission.

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     17. USE OF FUND'S NAME. The Transfer Agent shall not use the name of the
Fund or material relating to the Fund on any documents or forms for other than internal use in a manner not approved prior thereto in writing; provided, that the Fund hereby approves all reasonable uses of its name which merely refer in accurate terms to the appointment hereunder or which are required by the Commission or a state securities commission.

     18. SECURITY. The Transfer Agent represents and warrants that, to best of its knowledge, the various procedures and systems which the Transfer Agent has implemented or will implement with regard to safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for 24 hours-a-day restricted access) of the Fund's records and other data and the Transfer Agent's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgement are required for the secure performance of its obligations hereunder The parties shall review such systems and procedures on a periodic basis,

     19. MISCELLANEOUS

          (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or the Transfer Agent, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                                   To the Fund:

                                   Eleven Greenway Plaza, Suite 1919
                                   Houston, Texas  77046
                                   Attention: Secretary

                                   To the Transfer Agent:

                                   TBC Shareholder Services, Inc.
                                   53 State Street
                                   Boston, Massachusetts  02109
                                   Attention:  Robert F. Radin

          (b) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

          (c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

          (d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original;

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     but such counterparts shall, together, constitute only one instrument.

          (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers thereunder duly authorized, as of the day and year first above written.


By:

TBC SHAREHOLDER SERVICES, INC.

By:

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                      Schedule A

FUND NAME                               PER ACCOUNT FEE
                                           ANNUALLY

 AIM LTD MATURITY TREAS                      8.50
 AIM WEINGARTEH                              8.50
 AIM CONSTELLATION FUND                      7.00
 AIM High Yield Securities                   8.50
 AIM CONVERTIBLE SECURITIES                  8.50
 AIM GENL MM                                14.00
 AIM CHARTER FUND                            7.00
 AIM TAX-FREE INTER FUND                     8.50
 AIM CA TAX-FREE                             8.50
 AIM GOVT SECURITY FUND                      8.50

    OTHER FEES


 IRA Annual Maintenance Fee               $10 per IRA account per year
 Interest Rate                            10.00% on an annual basis
 Wire Fee Rate                            $5.25 per wire
 Checkwriting Fee                         $0.75 per check redemption
 Closed Accounts                          $2.25 per account per year

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                                   SCHEDULE B

OUT-OF-POCKET EXPENSES

     Reimbursable Out of Pocket expenses which shall not include any charges for overhead, will include, but not be limited to the following:

o    postage and mailing expenses, including third party labor charges

o    Proxy mailings and tabulation

o    Telephone

o    Terminals, communication lines, printers, and other equipment as applicable

o    Records and storage

o    Shipping, certified mail, and insurance (certificates)

o    Stationery

o    Check, certificate and confirm stock

o    Fed wire charges (those not charged to the shareholder directly)

o    Courier services

o    Duplicating charges

o    Insurance


     In addition, the Fund will promptly reimburse the Transfer Agent for any other expenses incurred in the performance of the duties under the Agreement as to which the Fund and the Transfer Agent mutually agree that such expenses are not otherwise properly borne by the Transfer Agent.

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                                   SCHEDULE C

 DUTIES OF THE TRANSFER AGENT (See Exhibit I for Summary of Services)

     1. SHAREHOLDER INFORMATION. The Transfer Agent shall maintain a record of the number of Shares held by each holder of record which shall include their addresses and taxpayer identification numbers and which shall indicate whether such shares are held in certificated or uncertificated form.

     2. SHAREHOLDER SERVICES. The Transfer Agent will investigate Shareholder inquiries relating to Shareholder accounts, as requested by the Fund. Shareholder inquiries received by the Transfer Agent are to be forwarded, by overnight delivery, to the Fund.

     3. STATE REGISTRATION REPORTS. The Transfer Agent shall furnish the Fund on a state-by-state basis, sales reports, such periodic and special reports as the Fund may reasonably request, and such other information, including Shareholder lists and statistical information concerning accounts, as may be agreed upon from time to time between the Fund and the Transfer Agent.

     4. SHARE CERTIFICATES

     (a) At the expense of the Fund, the Transfer Agent shall maintain an adequate supply of blank share certificates for the fund to meet the Transfer Agent's requirements therefor. Such share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, the Transfer Agent may continue to countersign certificates which bear such signatures until otherwise directed by the Fund.

     (b) The Transfer Agent shall issue replacement share certificates in lieu of certificates which have been lost, stolen or destroyed without any further action by the Board of Directors or any officer of the Fund, upon receipt by the Transfer Agent of properly executed affidavits and lost certificate bonds, in form satisfactory to the Transfer Agent, with the Fund and the Transfer Agent as obligees under the bond.

     (c) The Transfer Agent shall also maintain a record of each certificate issued, the number of Shares represented thereby and the holder of record. With respect to shares held in open accounts or uncertificated form, i.e. no certificate being issued with respect thereto, the Transfer Agent shall maintain comparable records of the record holders thereof, including their names, addresses and taxpayer identification numbers. The Transfer Agent shall further maintain a stop transfer record on lost and/or replaced certificates.

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     5. MAILING COMMUNICATIONS TO SHAREHOLDERS; PROXY MATERIALS. At the expense of the Fund the Transfer Agent will address and mail to Shareholders of the Fund, all reports to Shareholders, dividend and distribution notices and proxy material for the Fund's meetings of Shareholders. In connection with meetings of Shareholders, the Transfer Agent will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings and certify Shares voted.

     6. SALES OF SHARES

     (a) PROCESSING OF INVESTMENT CHECKS OR OTHER INVESTMENTS. Upon receipt of any check or other instrument drawn or endorsed to it as agent for, or identified as being for the account of the Fund, or drawn or endorsed to the Distributor of the Fund's Shares for the purchase of Shores, the Transfer Agent shall stamp the check with the date of receipt, shall forthwith process the same for collection and, shall record the number of Shares sold, the trade date and price per Share, and the amount of money to be delivered to the Custodian of the Fund for the sale of such Shares.

     (b) ISSUANCE OF SHARES. Upon receipt of notification that the Custodian has received the amount of money specified in the immediately preceding paragraph, the Transfer Agent shall issue to and hold in the account of the purchaser/shareholder, or if no account is specified therein, in a new account established in the name of the purchaser, the number of Shares such purchaser is entitled to receive, as determined in accordance with applicable Federal law or regulation.

     (c) CONFIRMATION. The Transfer Agent shall send to the purchaser/shareholder a confirmation of each purchase which will show the new share balance, the Shares held under a particular plan, if any, for withdrawing investments, the amount invested and the price paid for the newly purchased" Shares, or will be in such other form as the Fund and the Transfer Agent may agree from tine to time.

     (d) SUSPENSION OF SALE OF SHARES. The Transfer Agent shall not be required to issue any Shares of Fund where it has received a Written Instruction from the Fund or written notice from any appropriate Federal or state authority that the sale of the Shares of the Fund has been suspended or discontinued, and the Transfer Agent shall be entitled to rely upon such Written Instructions or written notification.

     (e) TAXES IN CONNECTION WITH ISSUANCE OF SHARES. Upon the issuance of any Shares in accordance with the foregoing provisions of this Section, the Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid in connection with such issuance.

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     (f) RETURNED CHECKS. In the event that any check or other order for the payment of money is returned unpaid for any reason, the Transfer Agent will: (i) give prompt notice of such return to the Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and
(iii) take such actions as the Transfer Agent may from time to time deem appropriate.

     7. REDEMPTIONS

     (a) REQUIREMENTS FOR TRANSFER OR REDEMPTION OF SHARES. The Transfer Agent shall process all requests from shareholders to transfer or redeem Shares in accordance with the procedures set forth in the Fund's Prospectus, including, but not limited to, all requests from shareholders to redeem Shares of the Fund and all determinations of the number of Shares required to be redeemed to fund designated monthly payments, automatic payments or any other such distribution or withdrawal plan.

     The Transfer Agent will transfer or redeem Shares upon receipt of Written Instructions and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as the Transfer Agent reasonably nay deem necessary to evidence the authority of the person making such transfer or redemption, and bearing satisfactory evidence of the payment of stock transfer taxes, if any.

     The Transfer Agent reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine, and for that purpose it will require a guarantee of signature by a member firm of a national securities exchange, by any national bank or trust company or by any member bank of the Federal Reserve system, except that signature guarantees are not required on some redemptions as specified in the Fund's Prospectus. The Transfer Agent also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Transfer Agent, in its good judgement, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

     The Transfer Agent may, in effecting transactions, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the provisions of Article 8 of the Uniform Commercial Code, as the sane may be amended from time to time in the Commonwealth of Massachusetts, which in the opinion of legal counsel for the Fund or of its own legal counsel protect it in not requiring certain documents in connection with the transfer or redemption of Shares. The Fund may authorize the Transfer Agent to waive the signature guarantee in certain cases by Written Instructions.

     For the purpose of the redemption of Shares of which have been purchased within 7 days of a redemption request, the Fund shall provide the Transfer Agent with Written Instructions (see Exhibit 2 hereto) concerning the time within which such requests may be honored.

     (b) NOTICE TO CUSTODIAN AND FUND. When Shares are redeemed, the Transfer Agent shall, upon receipt of the instructions and documents improper form, deliver to the Custodian and the Fund a notification setting forth the applicable Portfolio and the number of Shares to be redeemed. Such redemptions shall be reflected on appropriate accounts maintained by the Transfer Agent reflecting outstanding Shares of the Fund and Shares attributed to individual accounts and, if applicable, any individual withdrawal or distribution plan.

     (c) PAYMENT OF REDEMPTION PROCEEDS. The Transfer Agent shall, upon receipt of the moneys paid to it by the Custodian for the redemption of Shares, pay to the shareholder, or his authorized agent or legal representative, such monies as are received from the Custodian, all in accordance with the redemption procedures described in the Fund's Prospectus; provided, however, that the Transfer Agent shall pay the proceeds of any redemption of Shares purchased within a period of time agreed upon in writing by the Transfer Agent and the Fund only in accordance with procedures agreed to in writing by the Transfer Agent and the Fund for determining that good funds have been collected for the purchase of such Shares, such written procedures attached to this Schedule as
Exhibit 2. The Fund shall indemnify the Transfer Agent for any payment of redemption proceeds or refusal to make such payment if the payment or refusal to pay is in accordance with said written procedures

     The Transfer Agent shall not process or effect any redemptions pursuant to a plan of distribution or redemption or in accordance with any other shareholder request upon the receipt by the Transfer Agent of notification of the suspension of the determination of the Fund's net asset value.

     8. DIVIDENDS

     (a) Notice to Transfer Agent and Custodian. After the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish to the Transfer Agent a copy of a resolution of its Board of Directors certified by the Secretary setting forth with respect to Shares of the Fund, the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders entitled to payment shall be determined, the amount payable per Share to the shareholders of record as of that date, the total amount payable to the Transfer Agent on the payment date and whether such dividend or distribution is to be paid in Shares of such class at net asset value.

     On or before the payment date specified in such resolution of the Board of Directors, the Fund will cause the Custodian of the Fund to pay to the Transfer Agent sufficient cash to make payment to the shareholders of record as of such payment date.

     (b) PAYMENT OF DIVIDENDS BY THE TRANSFER AGENT. The Transfer Agent will, on the designated payment date, automatically reinvest all dividends in additional Shares at net asset value (determined on such date), and mail to each shareholder on a monthly basis at his address of record, or such other address as the shareholder nay have designated, a statement showing the number of full and fractional Shares (rounded to three decimal places) then currently owned by the shareholder and the net asset value of the Shares so credited to the shareholder's account.

     (c) INSUFFICIENT FUNDS FOR PAYMENTS. if the Transfer Agent does not receive sufficient cash from the Custodian to make total dividend and/or distribution payments to all shareholders of a Portfolio of the Fund as of the record date, the Transfer Agent will, upon notifying the Fund, withhold payment to all shareholders of record as of the record date until such sufficient cash is provided to the Transfer Agent.

     (d) TAX REPORTING AND WITHHOLDING. It is understood and agreed that the Transfer Agent shall file appropriate information returns with respect to taxable distributions and any amounts withheld thereon, as required by and in compliance with federal state and local law. Moreover, the Transfer Agent agrees to provide all tax notices required by law and shall be responsible for withholding taxes and remitting the withheld amounts to the proper authorities in compliance with applicable statutes and regulations. The Transfer Agent further agrees to file necessary information returns, to withhold and remit taxes and to provide notifications, all as required by law, with respect to the Fund's pension and deferred compensation plans.

     The Transfer Agent agrees to be responsible for reporting all taxable distributions, as required by law, commencing with distributions of the Fund made on or after January 1, 1989.

     The Transfer Agent agrees to indemnify and hold the Fund (including its officers and directors) harmless from any and all liability in connection with any failure on the part of the Transfer Agent to properly report, provide notification, or withhold and remit taxes to any federal state or local authority as agreed to above, except that the Transfer Agent shall be permitted to rely upon the data provided, reporting made, and withholding remittance performed by the previous transfer agent to the Fund and that the Transfer Agent shall not be liable to the Fund for duties which, pursuant to procedures established by the Fund, are the responsibility of the Fund.

                                                                       Exhibit I
                                                                              to
                                                                      Schedule C

                              SUMMARY OF SERVICES

     The services to be performed by the Transfer Agent shall be as follows:

     A.   DAILY RECORDS

     Maintain daily on disc the following information with respect to each shareholder account as received:

          o    Name and Address (Zip Code)

          o    Balance of Shares held by Transfer Agent

          o    State of residence code

          o Beneficial owner code: i.e. male, female, joint tenant, etc.

          o    Dividend code (reinvestment)

          o    Number of Shares held in certificate form

     B.   OTHER DAILY ACTIVITY

          o Answer written inquiries relating to shareholder accounts as requested by AIM Distributors (matters relating to portfolio management, distribution of Shares and other management policy questions will be referred to the Fund).

          o Furnish a Statement of Additional Information to any shareholder who requests (in writing or by telephone) such statement from the Transfer Agent.

          o Examine and process Share purchase applications in accordance with the Prospectus.

          o Furnish Forms W-9 to all shareholders whose initial subscriptions for Shares did not include taxpayer identification numbers.

          o Process additional payments into established shareholder accounts in accordance with the Prospectus

          o Upon receipt of proper instructions and all required documentation, process requests for redemption of Shares.

          o Identify redemption requests made with respect to accounts in which Shares have been purchased within an agreed-upon period of time for determining whether good funds have been collected with respect to such purchase and process as agreed by the Transfer Agent and the Fund in accordance with written procedures set forth in the Fund's Prospectus.

          o Examine and process all transfers of Shares, ensuring that all transfer requirements and legal documents have been supplied.

          o    Issue and mail replacement checks.

     C.   REPORTS PROVIDED TO THE FUND

          Furnish the following reports to the Fund:

          o    Daily financial totals

          o    Monthly Form N-SAR information (sales/redemptions)

          o    Monthly report of outstanding Shares

          o    Monthly analysis of accounts by beneficial owner code

          o    Monthly analysis of accounts by share range

          o Bi-monthly analysis of sales by state; provide a "warning system" that informs the Fund when sales of Shares in certain states are within a specified percentage of the Shares registered in the state.

          o Such other information reports as have been mutually agreed upon between the Fund and the Transfer Agent.

     D.   DIVIDEND ACTIVITY


          o Calculate and process Share dividends and distributions as instructed by the Fund.

          o Compute, prepare and mail all necessary reports to shareholders, federal and/or state authorities as requested by the Fund.

     E.   MEETINGS OF SHAREHOLDERS

          o Cause to be mailed proxy and related material for all meetings of Shareholders. Tabulate returned proxies (proxies must be adaptable to mechanical equipment of the Transfer Agent or its agents) and supply daily reports when sufficient proxies have been received.

          o    Prepare and submit to the Fund an Affidavit of Mailing.

          o At the time of the meeting, furnish a certified list of Shareholders, hard copy, microfilm or microfiche and, if requested by the Fund, Inspection of Election.


     F.   PERIODIC ACTIVITIES


          o Cause to be mailed reports. Prospectuses, and any other enclosures requested by the Fund (material must be adaptable to mechanical equipment of Transfer Agent or its agents).

     G.   "AS OF" TRANSACTIONS

          o The Transfer Agent and the Fund agree that responsibility for "as of* transactions shall be determined from time to time in accordance with the "as of" procedures which have been adopted by the Board of Directors of the Fund.

                                                                       Exhibit 2
                                                                              to
                                                                      Schedule C

     It is hereby agreed between the Fund and the Transfer Agent that Shares purchased by personal check may be redeemed only after they are deemed to have been collected in accordance with the attached check-aging schedule. The check-aging schedule, which is based upon a shareholder's address of record, designates the number of days between the receipt of an investment check by the Transfer Agent and the date on which funds provided by such checks will be deemed to have been collected.

                              CHECK-AGING SCHEDULE

     All states are seven (7) days


                                       22